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DOLLAR GENERAL REPORTS INCREASED JANUARY SALES;

ANNOUNCES YEAR-END CONFERENCE CALL AND WEBCAST

GOODLETTSVILLE, Tenn. – February 5, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the January four-week period ended January 30, 2004, equaled $480.2 million compared with $429.9 million last year, an increase of 11.7 percent. Same-store sales for the January period increased 3.1 percent compared with a 3.8 percent increase in the prior year January period.  The average customer purchase in January was approximately $8.32 compared to $8.23 in the same period last year.  Customer transactions in same-stores increased approximately 2.4 percent.

January sales by major merchandise category are as follows:

	FY 2003	FY 2002	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	67%	66%	+5%
Seasonal	13%	12%	+10%
Home Products	12%	13%	-7%
Basic Clothing	8%	9%	-1%

Departments reporting the strongest same-store percentage sales increases for January include the hardware, toys and stationery department, the ladies department and the home cleaning and food department.

For the 13 weeks ended January 30, 2004, Dollar General total retail sales increased 11.8 percent to $2.0 billion from $1.8 billion in the same period a year ago.  Same-store sales for the 13-week period increased 3.3 percent.

For the 52 weeks ended January 30, 2004, Dollar General total retail sales increased 12.7 percent to $6.9 billion from $6.1 billion in the same period a year ago.  Same-store sales for the 52-week period increased 4.0 percent.

During the year, the Company opened 673 new stores and closed 86 stores.  As of January 30, 2004, Dollar General operated 6,700 stores in 27 states.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the year ended January 30, 2004 on Monday, March 15, 2004. The Company will host a conference call on Monday, March 15, 2004, at 10 a.m. EST to discuss the year’s results and the outlook for 2004.  The security code for the conference call is “Dollar General.”  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EST on Monday, March 29, online or by calling (334) 323-7226.  The access code for the replay is 40954 and the pass code is 86362.

Dollar General is a Fortune 500® discount retailer with 6,700 neighborhood stores as of January 30, 2004.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.

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